Exhibit 99.1

PRESS RELEASE

FOR ADDITIONAL INFORMATION: Investor Relations Heather Kos +1 844-632-1060 IR@univar.com

Media Relations Dwayne Roark +1 331-777-6031 mediarelations@univar.com

Univar Solutions’ Board of Directors Adopts New Retirement Policy

The Board also decided to decrease the number of directors from 13 to 11 at the 2020 annual meeting.

DOWNERS GROVE, ILL., August 1, 2019 – Univar Inc. (NYSE: UNVR) (“Univar Solutions”), a global chemical and ingredient distributor and provider of value-added services, today announced its Board of Directors has adopted a retirement policy for its board. Pursuant to that policy, any director who is 75 years of age or older before date of the annual meeting of stockholders cannot stand for reelection at the upcoming meeting or any future meeting.

The Board has also decided to decrease the number of directors from 13 to 11 as of the 2020 annual meeting, in accordance with Univar Solutions’ Certificate of Incorporation.

“After emerging from an IPO in 2015, our company has steadily adopted changes to its governance structure to reflect progressive public company practices such as proxy access, transition from a classified board, increasing the number of independent directors, separation of positions of chairman and CEO, appointment of a lead independent director, and board diversity,” said Stephen D. Newlin, Univar Solutions Executive Chairman. “The Board and I are pleased to announce this next step in the ongoing evolution of our governance practices.”

About Univar Solutions

Univar Solutions (NYSE: UNVR) is a leading global chemical and ingredient distributor and provider of value added services to customers across a wide range of industries. With the industry’s largest private transportation fleet and North American sales force, a vast supplier network, deep market and regulatory knowledge, world-class formulation and recipe development, unparalleled logistics know-how, and industry-leading digital tools, Univar Solutions is a committed ally to customers and suppliers, helping them anticipate, navigate, and leverage meaningful growth opportunities. Learn more at www.univarsolutions.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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